Exhibit 23.1
                             CONSENTS OF ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this registration statement on Form S-3 of our report dated February 24, 1998, appearing on page 32 of Tandy Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP


Fort Worth, Texas
August 5, 1998